UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 29, 2009

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

On May 29, 2009, PPL Corporation (“PPL” or the “Company”) issued a press release announcing that its generation subsidiary has signed a definitive agreement to sell its Long Island generation business to J-POWER USA Development Co., Ltd. for approximately $135 million plus working capital.  The business consists of a 79.9 megawatt, oil-fired electric generation facility located in Brookhaven, New York, a 79.9 megawatt, natural-gas-fired electric generation facility located in Brentwood, New York and related tolling agreements with Long Island Power Authority.  Completion of the sale is subject to customary conditions and the receipt of necessary state and federal regulatory and other consents and approvals.  Closing of the sale is expected by the end of 2009.  PPL expects to take a special after-tax charge in the second quarter of 2009 in the range of $0.09 to $0.12 per share, but following completion of the sale PPL expects its cash flow to be enhanced and for the effect of the sale to be modestly accretive to the Company’s earnings. PPL is not changing its current 2009 forecast of earnings from ongoing operations as a result of the sale.

A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	Press release, dated May 29, 2009, announcing a definitive agreement for the sale of PPL’s Long Island generation business to J-POWER USA Development Co., Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President and Chief Financial Officer

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President

Dated:  May 29, 2009